Exhibit 5.2

KPMG LLP Chartered Accountants PO Box 10426 777 Dunsmuir Street Vancouver BC V7Y 1K3 Canada	Telephone Fax Internet	(604) 691-3000 (604) 691-3031 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

The Board of Directors, Westport Innovations Inc.

We consent to the use of our report dated February 25, 2014, with respect to the consolidated financial statements of Westport Innovations Inc. which comprise the consolidated balance sheet as of December 31, 2013, the consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for the years ended December 31, 2013 and December 31, 2012 and notes, comprising a summary of significant accounting policies and other explanatory information which is incorporated herein by reference and to the reference to our firm under the heading “Auditors” in the short form-base shelf prospectus.

/s/ KPMG LLP

Chartered Accountants

July 24, 2015

Vancouver, Canada

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.